Exhibit 5.2

June 29, 2018

Zillow Group, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

Re:	Registration Statement on Form S-3

File No. 333-225918

Ladies and Gentlemen:

We have acted as counsel to Zillow Group, Inc., a Washington corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), of a registration statement on Form S-3 (Registration No. 333-225918) filed June 27, 2018 (the “Registration Statement”), including the prospectus constituting a part thereof, dated June 27, 2018 (the “Base Prospectus”), and the prospectus supplement to the Base Prospectus, dated June 28, 2018 (together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale by the Company pursuant to the Underwriting Agreement (as defined below) of (a) up to $373,750,000 aggregate principal amount of the Company’s 1.50% Convertible Senior Notes due 2023 (the “Notes”), including $48,750,000 that may be issued and sold pursuant to the underwriters’ option to purchase additional Notes and (b) the shares of the Company’s Class C Capital Stock, par value $0.0001 per share (the “Class C Capital Stock”), that may be issued upon conversion of the Notes (the “Conversion Shares” and, collectively with the Notes, the “Securities”). The Notes are to be issued pursuant to an Indenture, to be dated on or about July 3, 2018 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In our capacity as counsel to the Company, we have examined or are otherwise familiar with (a) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws; (b) the Registration Statement; (c) the Prospectus; (d) the Indenture; (e) the Underwriting Agreement dated June 28, 2018 between the Company and Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., as representatives of the underwriters named therein (the “Underwriting Agreement”); (f) the form of the Notes; (g) such of the corporate proceedings with respect to the issuance and sale of the Securities as have occurred prior to or as of the date hereof and (h) such other documents, records and instruments as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following without investigation: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) the requisite power and due authorization, corporate or otherwise, of the Trustee to enter into the Indenture and to perform all obligations thereunder and (v) the validity and binding effect of the Indenture and enforceability of the Indenture, in accordance with its terms, against the Trustee.

Based on the foregoing and subject to the additional exclusions and qualifications set forth below, we are of the opinion that (a) the Notes have been duly authorized by the Company for offer, sale, issuance and delivery, and, upon the due execution and delivery of the Indenture by each of the Company and the Trustee and the execution, authentication and issuance of the Notes against payment therefore in accordance with the terms of the Underwriting Agreement and the Indenture, such Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms thereof and (b) the Conversion Shares have been duly authorized by all necessary corporate action of the Company and, assuming a sufficient number of authorized but unissued shares of Class C Capital Stock are available for issuance when the Notes are converted, the Conversion Shares, when issued and delivered upon conversion of the Notes and in accordance with the Indenture, will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the following exclusions and qualifications:

(a)	Our opinions are as of the date hereof and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)	We express no opinion as to enforceability of any right or obligation to the extent such right and obligation is subject to and limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution.

(c)	We do not express any opinions herein concerning any laws other than the laws in their current forms of the States of New York and Washington and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules.

Very truly yours,

/s/ PERKINS COIE LLP